As filed with the Securities and Exchange Commission on June 15, 2007

                           Registration No. 333-81195
    ------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                         POST EFFECTIVE AMENDMENT NO. 2

                                  TO FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                             PYR ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

           Maryland                                              95-4580642
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                            1675 Broadway, Suite 2450
                        Denver, Colorado 80202 (Address,
               including zip code, and telephone number, including
                   area code, of principal executive offices)



                                C. Philip Tholen
                             Chief Executive Officer
                             PYR Energy Corporation
                            1675 Broadway, Suite 2450
                             Denver, Colorado 80202
                                 (303) 825-3748

                                 With a copy to:

                                 R. Scott Cohen
                           Weil, Gotshal & Manges LLP
                          200 Crescent Court, Suite 300
                                Dallas, TX 75201

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------

                          RECENT EVENTS: DEREGISTRATION


     The Registration Statement on Form SB-2 (Registration No. 333-81195) (the "Registration Statement") of PYR Energy Corporation ("PYR"), pertaining to the registration of certain shares of PYR's common stock, par value $0.001 per share ("Common Stock"), to which this Post-Effective Amendment No. 2 relates, was filed with the Securities and Exchange Commission on June 21, 1999, as amended.

     PYR, Samson Investment Company ("Samson") and Samson Acquisition Corp., a wholly owned subsidiary of Samson ("Purchaser"), entered into an Agreement and Plan of Merger dated as of April 23, 2007 (the "Merger Agreement"), pursuant to which, among other things, Purchaser would be merged with and into PYR, PYR would survive as a wholly owned subsidiary of Samson and each outstanding share of Common Stock (and the associated Series A Junior Participating Preferred Stock purchase rights) would be converted into the right to receive $1.30 in cash (the "Merger").

     On June 12, 2007, Purchaser acquired over 90% of the outstanding Common Stock, and, subsequently, effected the Merger pursuant to Section 3-106 of the Maryland General Corporation Law. The Merger became effective as specified in the Articles of Merger filed with the Maryland State Department of Assessments and Taxation on June 15, 2007 (the "Merger Date").

     As a result of the Merger, PYR has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by PYR in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock that remain unsold at the termination of the offering, PYR hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.












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



                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado, on the 15th day of June, 2007.

                                         PYR ENERGY CORPORATION


                                         By:  /s/  C. Philip Tholen
                                            ------------------------------------
                                             C. Philip Tholen
                                             Chief Executive Officer, President
                                             and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Date: June 15, 2007                          /s/  C. Philip Tholen
                                         ---------------------------------------
                                         C. Philip Tholen
                                         Chief Executive Officer, President,
                                         Chief Financial Officer and Director

                                         (principle executive officer, principle
                                         financial officer, principle accounting
                                         officer)


Date: June 15, 2007                          /s/  Scott Rowland
                                         ---------------------------------------
                                         Scott Rowland
                                         Director


Date: June 15, 2007                          /s/  Jack A. Canon
                                         ---------------------------------------
                                         Jack A. Canon
                                         Director

















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